Exhibit 10.01

ADVISOR AGREEMENT

THIS ADVISOR AGREEMENT (the "Agreement") is dated this 8h day of July 2020.

COMPANY Mitesco, Inc 7535 East Hampden Avenue, Ste. 400 Denver, CO 80231 (the “Company”)	ADVISOR Michael Loiacono (the “Advisor”)

BACKGROUND

A.	Whereas, on October 22, 2018, the Company appointed the Advisor to its Advisory Board.

B.	Whereas, the Company eliminated the Advisory Board effective December 31, 2019.

C.	Whereas, the Company is of the opinion that the Advisor has the necessary qualifications, experience and abilities to provide services to the Company.

D.	Whereas, the Advisor is agreeable to such services to the Company under the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Company and the Advisor (individually the "Party" and collectively the "Parties" to this Agreement) agree as follows:

SERVICES PROVIDED

1.   The Company hereby agrees to engage the Advisor to advise in the financial and strategic operations of the Company and its subsidiaries to include (the "Services"):

(1)

Advise on prospective acquisition and merger prospects; (2) Recommendations to the Board of Directors and the Company with respect to prospective sources of financing and funds; (3) Communications with accountants, auditors and others with respect to any filings required under any applicable federal or state securities laws; and (4) Advise with Board of Directors and all Officers of the Company on other important matters as requested or as is appropriate.

2.   The Services will also include any other tasks for which the Parties may agree.

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TERM OF AGREEMENT

3.   The term of this Agreement (the "Term") will begin on June 1, 2020 and will remain in full force and effect until December 31, 2020. Upon mutual agreement of the Parties, the Term may be renewed for a successive one-year period.

4.   In the event that either Party breaches a material provision under this Agreement, the non-defaulting Party may terminate this Agreement immediately and require the defaulting Party to indemnify the non-defaulting Party against all reasonable damages.

5.   This Agreement may be terminated at any time by mutual agreement of the Parties.

6.   Except as otherwise provided in this Agreement, the obligations of the Advisor will end upon the termination of this Agreement.

PERFORMANCE

7.   The Parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

COMPENSATION

8.    The Company will pay a monthly fee of $2,500 per month.

9.   The Advisor will be awarded by the Company a total of 550,000 stock options such that: 150,000 stock options for each of the 3rd and 4th quarter for the 2020 Term of this Agreement. The stock options shall be granted on the first day of each calendar quarter and shall vest over three months. Additionally, 250,000 stock options shall be granted upon execution of this Agreement. These 250,000 stock options shall be fully and immediately vested upon issuance.

10.  The exercise price of the stock options will be in accordance with The Company’s stock option policy. Should the Company not file an effective S-8 registration with the Securities and Exchange Commission, the Advisor, at his sole discretion, may request an equal number of shares of Restricted Common Stock in lieu if the stock options.

REIMBURSEMENT OF EXPENSES

11.  The Advisor will be reimbursed from time to time for reasonable and necessary expenses incurred by the Advisor in connection with providing the Services. Pre-approval is not required for reasonable expenses.

CONFIDENTIALITY

12.  Confidential information (the "Confidential Information") refers to any data or information relating to the Company, whether business or personal, which would reasonably be considered to be private or proprietary to the Company and that is not generally known and where the release of that Confidential Information could reasonably be expected to cause harm to the Company. The Advisor agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any Confidential Information which the Advisor has obtained, except as authorized by the Company or as required by law. The obligations of confidentiality will apply during the Term and will survive indefinitely upon termination of this Agreement.

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OWNERSHIP OF INTELLECTUAL PROPERTY

13.  All intellectual property and related material, including any trade secrets, moral rights, goodwill, relevant registrations or applications for registration, and rights in any patent, copyright, trademark, trade dress, industrial design and trade name (the "Intellectual Property") that is developed or produced under this Agreement, is a "work made for hire" and will be the sole property of the Company. The use of the Intellectual Property by the Company will not be restricted in any manner.

14.  The Advisor may not use the Intellectual Property for any purpose other than that contracted for in this Agreement except with the written consent of the Company. The Advisor will be responsible for any and all damages resulting from the unauthorized use of the Intellectual Property.

RETURN OF PROPERTY

15.  Upon the expiration or termination of this Agreement, the Advisor will return to the Company any property, documentation, records, or Confidential Information which is the property of the Company.

CAPACITY/INDEPENDENT ADVISOR

16.  In providing the Services under this Agreement it is expressly agreed that the Advisor is acting as an independent Advisor and not as an employee. The Advisor has no authority to act on behalf of the Company or obligate the Company by contract or otherwise. The Advisor is responsible for paying, and complying with reporting requirements for, all local, state and federal taxes related to payments made to the Advisor under this Agreement.

NOTICE

17.  All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties at the addresses set forth on page one of this Agreement. Notice will be deemed to be properly delivered (a) immediately upon being served personally, (b) two days after being deposited with the postal service if served by registered mail, or (c) the following day after being deposited with an overnight courier.

MODIFICATION OF AGREEMENT

18.  Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

ASSIGNMENT

19.  The Advisor will not voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Company.

ENTIRE AGREEMENT

20.  It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

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ENUREMENT

21.  This Agreement will enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.

TITLES/HEADINGS

22.  Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

GENDER

23.  Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

GOVERNING LAW

24.  Intentionally silent.

SEVERABILITY

25.  In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

WAIVER

26.  The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

PUBLICITY

27.  The Company shall, with prior written approval by Advisor, have the right to use the name, biography and picture of Advisor on Company’s website, marketing and advertising materials.

IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on this 8th day of July, 2020.

______________________(Advisor)	Mitesco, Inc Per:____________________________